Exhibit 99.1

May 9, 2006

Dear Investor,

We write to advise you regarding matters related to the bankruptcy proceedings of PlusFunds Group, Inc. (“PFGI”). FT Ventures, which had entered into an Asset Purchase Agreement with PFGI on March 3, 2006, to purchase substantially all of PFGI’s assets, has informed PFGI that it will not complete the transaction.

In light of that decision, PFGI has agreed with the SPhinX Funds to cooperate on a plan to continue PFGI’s operations for an additional three months, subject to the approval of the Bankruptcy Court overseeing PFGI’s bankruptcy proceedings. During the term of this agreement, the SPhinX Funds intend to seek a new Investment Manager to replace PFGI. Under this agreement, PFGI will continue to fulfill its duties as Investment Manager to the SPhinX Funds until July 31, 2006, subject to the SPhinX Funds’ right to terminate on 30 days’ notice. During the three months from May through July 2006, the SPhinX Funds will pay fees to PFGI that will not exceed approximately $2.15 million, the amount to be based upon PFGI’s expenses. The agreement may be extended on a month-to-month basis commencing August 1, 2006.

We are grateful for your patience and continued support during these difficult times for PFGI.

Sincerely yours,

PlusFunds Group, Inc.

PlusFunds Group, Inc. 1500 Broadway, 11th Floor, New York, NY 10036 | T 212.653.1900 F212.653.1970 | www.plusfunds.com